Exhibit 99.1

                          PRESS RELEASE


SOURCE: G/O International, Inc., a Colorado corporation

G/O International, Inc. announces resignation of Michael Caswell as director and officer.

HOUSTON, TEXAS--(BUSINESS WIRE) - - July 7, 2006.--


G/O International, Inc., (OTC BB "GOII") today announced the acceptance of the resignation of Michael Caswell as a member of its board of directors and as an officer. Mr. Brian E. Rodriguez, the Company's remaining director and president, announced that the vacancy on the Company's board of directors created by Mr. Mr. Caswell's resignation will not be filled, pending the completion of the proposed Reorganization Transaction with SH Celera Capital Corporation announced June 26, 2006.

For further Information contract Brian E. Rodriguez at (281) 290-6655.